Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Second Quarter 2024 Earnings

Second Quarter 2024 Highlights

◾	Net income of $21.8 million, or $29.39 per share; up 4.85% on a per share basis from the second quarter of 2023;

◾	Achieved a return on average assets of 1.58% and a return on average equity of 15.33%;

◾	Solid liquidity position with $296.0 million in cash, $1.0 billion in investment securities and a borrowing capacity of $2.1 billion with no outstanding borrowings as of June 30, 2024;

◾	Continued growth in capital with a total risk-based capital ratio of 14.58%, common equity tier 1 ratio of 13.09%, tier 1 capital ratio of 13.32% and a tangible common equity ratio of 10.72%;

◾	Credit quality remains strong with net recoveries of $14,000; no non-accrual loans or leases at quarter-end; and a total allowance for credit losses of 2.13%.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported second quarter net income of $21.8 million, or $29.39 per diluted common share compared with $21.3 million, or $28.03 per diluted common share, for the second quarter of 2023 an increase of 4.85% on a per share basis. Annualized return on average assets was 1.58% and return on average equity was 15.33% for the second quarter of 2024 compared with 1.65% and 16.60% for the same period the prior year. The expense efficiency ratio for the second quarter of 2024 improved to 45.77% compared with 46.35% for the same period the prior year.

Net income over the trailing twelve months was $87.9 million compared with $84.4 million for the same trailing period a year earlier. Earnings per share over the trailing twelve months totaled $117.73, up 6.93% compared with $110.10 for the same trailing period a year ago and $87.66 for the same period two years ago.

During the quarter the Company declared a mid-year cash dividend of $8.80 per share totaling $6.5 million, an increase over the $8.30 per share mid-year dividend paid in 2023. The Company has now paid a cash dividend for 89 consecutive years and has increased the cash dividend for 59 consecutive years. Farmers and Merchants Bancorp is a member of a select group of only 56 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We continue to be pleased with the Company’s strong ongoing financial performance including the results in the first six months of 2024 highlighted by net income of $44.5 million and a return of average assets of 1.65% and a return on average equity of 15.82%. The strength of our operating performance is demonstrated by a further increase in our trailing twelve month earnings per share of $117.73 up 6.93% from the $110.10 per share for the same period a year ago. We achieved these outstanding results while continuing to maintain a solid liquidity position and balance sheet at quarter end with $296.0 million in cash, $1.0 billion of investments, access to $2.1 billion in borrowing capacity and total shareholders’ equity of $576.2 million up 12.0% from June 30, 2023. Capital levels continue to strengthen and are significantly above the regulatory thresholds for “well-capitalized” banks. Our longstanding established client relationships have contributed to our resilient and stable deposit balances of $4.6 billion as of June 30, 2024 and 2023. The loan portfolio continues to grow both during the second quarter and year over year as we continue to serve the needs of our customers and local communities. Consistent with the last several years, credit quality remains a strength of the Bank with net recoveries of $67,000 for the first half of 2024 and no non-accrual loans as of quarter-end. Our Company remains in excellent financial condition and is well positioned to meet the challenges ahead as we have for the past 108 years. We are also pleased to be recognized by others for our performance as S&P Global Market Intelligence rated Farmers & Merchants Bancorp the 4th best performing bank in the nation for 2023 with assets between $3.0 and $10.0 billion while the Bank ranked 6th on Forbes Magazine’s list of “America’s Best Banks” for 2023.”

Earnings

Net interest income for the quarter ended June 30, 2024 was $50.8 million compared with $52.4 million in the same quarter in 2023 and $51.7 million in the first quarter of 2024. Net interest income for the six-months ended June 30, 2024 was $102.5 million, a decrease of $5.7 million, or 5.22%, when compared with the $108.1 million for the same period in 2023. The Company’s net interest margin decreased to 4.02% for the six-months ended June 30, 2024 compared with 4.41% for the same period in 2023 as the increase in deposit costs due to the interest rate environment has outpaced the increase in loan yields over the last year. Loan yields increased to 6.11% in the first half of 2024 compared to 5.72% in the first half of 2023 while the cost of deposits increased to 1.39% in the first half of 2024 compared to 0.53% in the first half of 2023. The net interest margin and costs of deposits continue to outperform industry averages.

For the six-months ended June 30, 2024 net income was $44.5 million. The six-months ended June 30, 2023 benefited from cash proceeds from non-taxable death benefit on bank-owned life insurance (BOLI) of $4.3 million which was partially offset by losses on the sale of securities based on the decision to reposition the securities portfolio given the interest rate environment. Excluding these 2023 items, net income for the six-months ended June 30, 2024 of $44.5 million was higher than the six-months ended June 30, 2023 of $43.8 million. Annualized return on average assets was 1.65% and return on average equity was 15.82% for the six-months ended June 30, 2024 compared with 1.73% and 17.75% for the same period a year earlier.

Balance Sheet

Total assets were $5.3 billion as of June 30, 2024 consistent with June 30, 2023. Total loans and leases outstanding were $3.7 billion, an increase of $190.6 million or 5.46% from June 30, 2023. As of June 30, 2024 our total investment securities portfolio was $1.0 billion an increase of $93.1 million from June 30, 2023. Over the last year, the portfolio mix has shifted as available-for-sale securities have increased from $114.6 million as of June 30, 2023 to $251.4 million as of June 30, 2024 while the held-to-maturity securities have decreased from $838.4 million as of June 30, 2023 to $794.8 million as of June 30, 2024. Accumulated other comprehensive losses on the available-for-sale securities portfolio decreased $2.0 million to $14.5 million as of June 30, 2024 compared to $16.5 million as of June 30, 2023. Total deposits remained relatively unchanged totaling $4.6 billion as of June 30, 2024 and June 30, 2023. Our loan to deposit ratio was 80.32% as of June 30, 2024 compared to 75.5% as of June 30, 2023.

Credit Quality

The Company’s credit quality remained solid with no non-accrual loans or leases as of June 30, 2024 and a negligible delinquency ratio of only 0.04% of total loans. Net recoveries were $14,000 in the second quarter of 2024 compared to net recoveries of $39,000 in the second quarter of 2023. Net recoveries were $67,000 for the first half of 2024 compared to net recoveries of $227,000 for the first half of 2023. Net recoveries over the trailing twelve months were $170,000. Based on the credit performance of the loan and lease portfolio, no provision for credit losses was necessary in the first half of 2024. The Company’s allowance for credit losses on loans and leases and unfunded commitments was $78.7 million or 2.13% as of June 30, 2024 compared to $78.7 million or 2.12% as of March 31, 2024. We believe our allowance for credit losses is appropriate given the current economic environment in agriculture. A few agricultural commodity prices have softened over the past two years due to the strong US Dollar impeding export competiveness. This coupled with the higher short term interest rates and the effects of high inflation has created financial stress for some agriculture producers. We are diligently working with all borrowers affected by these market conditions in an effort to optimize performance during the current cycle.

Capital

The Company’s and Bank’s regulatory capital ratios remain strong while increasing from March 31, 2024.  At June 30, 2024, the Company’s preliminary total risk-based capital ratio was 14.58%, the common equity tier 1 capital ratio was 13.09% and the tier 1 capital ratio was 13.32% an increase from 14.21%, 12.73% and 12.95% as of March 31, 2024, respectively.  At June 30, 2024, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well-capitalized”. During the second quarter, the Company repurchased 3,462 shares bringing the total to 8,663 shares for the six-months ended June 30, 2024. The Company has repurchased a total of 9,127 shares or $9.3 million under the $25.0 million share repurchase program authorized in November 2023.  At June 30, 2024, the tangible common equity ratio was 10.72% an increase of 115 basis points from the 9.57% as of June 30, 2023. Tangible book value per share increased to $761.62 at June 30, 2024, up 14.7% compared with $664.00 a year ago.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with $5.3 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 34 consecutive years, longer than any other commercial bank in the State of California.

F&M Bank has been ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

F&M Bank has been ranked 6th on Forbes Magazine’s list of "America’s Best Banks" in 2023. Forbes’ annual “America’s Best Banks” list looks at ten metrics measuring growth, credit quality, profitability, and capital for the 2023 calendar year, as well as stock performance in the 12 months through March 18, 2024.

In July 2023 Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022. The selection of Farmers & Merchants Bancorp as the best performing bank in 2022 was based on using five metrics to assess performance from data compiled by Piper Sandler & Co. using S&P Global Market Intelligence data.

F&M Bank is the 14th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2022 Community Reinvestment Act (“CRA”) evaluation.

F&M Bank was named the “Best Community Bank in California” by Newsweek magazine, in October 2021. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 108 years ago.

Farmers & Merchants Bancorp has paid dividends for 89 consecutive years and has increased dividends for 59 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 56 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increase.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions, inflation, recessions, natural disasters, pandemics, geopolitical risks, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

FINANCIAL HIGHLIGHTS

	Three-Months Ended			Six-Months Ended
(dollars in thousands, except share and per share amounts)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Earnings and Profitability:
Interest income	$69,831	$66,641	$61,017	$136,472	$120,649
Interest expense	19,050	14,928	8,595	33,978	12,505
Net interest income	50,781	51,713	52,422	102,494	108,144
Provision for credit losses	-	-	2,557	-	4,057
Noninterest income	4,767	5,075	5,447	9,842	8,907
Noninterest expense	25,422	25,521	26,822	50,943	55,005
Income before taxes	30,126	31,267	28,490	61,393	57,989
Income tax expense	8,359	8,544	7,182	16,903	13,134
Net income	$21,767	$22,723	$21,308	$44,490	$44,855

Diluted earnings per share	$29.39	$30.56	$28.03	$59.95	$58.83
Return on average assets	1.58%	1.71%	1.65%	1.65%	1.73%
Return on average equity	15.33%	16.33%	16.60%	15.82%	17.75%

Loan yield	6.13%	6.09%	5.75%	6.11%	5.72%
Cost of average total deposits - core deposits	1.51%	1.27%	0.74%	1.39%	0.53%
Net interest margin - tax equivalent	3.91%	4.14%	4.28%	4.02%	4.41%
Effective tax rate	27.75%	27.33%	25.21%	27.53%	22.65%
Efficiency ratio	45.77%	44.94%	46.35%	45.35%	46.99%
Book value per share	$779.40	$760.96	$682.16	$779.40	$682.16

Balance Sheet:
Total assets	$5,268,085	$5,714,573	$5,250,378	$5,268,085	$5,250,378
Cash and cash equivalents	295,936	738,397	586,972	295,936	586,972
of which held at Fed	225,676	672,601	506,692	225,676	506,692
Total securities	1,046,210	1,046,827	953,089	1,046,210	953,089
of which available for sale	251,413	239,856	114,643	251,413	114,643
of which held to maturity	794,797	806,971	838,446	794,797	838,446
Gross Loans	3,692,237	3,706,437	3,502,064	3,692,237	3,502,064
Allowance for credit losses - Loans	74,432	75,018	71,112	74,432	71,112
Total deposits	4,597,055	4,959,589	4,638,313	4,597,055	4,638,313
Borrowings	-	100,000	-	-	-
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total shareholders' equity	$576,220	$565,217	$514,709	$576,220	$514,709

Loan-to-deposit ratio	80.32%	74.73%	75.50%	80.32%	75.50%
Percentage of checking deposits to total deposits	48.60%	49.39%	52.09%	48.60%	52.09%

Capital ratios (Bancorp) (1)
Common equity tier 1 capital to risk-weighted assets	13.09%	12.73%	12.22%	13.09%	12.22%
Tier 1 capital to risk-weighted assets	13.32%	12.95%	12.46%	13.32%	12.46%
Risk-based capital to risk-weighted assets	14.58%	14.21%	13.71%	14.58%	13.71%
Tier 1 leverage capital ratio	10.66%	10.83%	10.21%	10.66%	10.21%
Tangible Common Equity Ratio (2)	10.72%	9.68%	9.57%	10.72%	9.57%

(1) Capital information is preliminary for June 30, 2024
(2) Non-GAAP measurement

Non-GAAP measurement reconciliation:
(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023

Shareholders' equity	$576,220	$565,217	$514,709
Less: Intangible assets	13,145	13,282	13,705
Tangible common equity	$563,075	$551,935	$501,004

Total Assets	$5,268,085	$5,714,573	$5,250,378
Less: Intangible assets	13,145	13,282	13,705
Tangible assets	$5,254,940	$5,701,291	$5,236,673

Tangible common equity ratio (1)	10.72%	9.68%	9.57%

(1)   Tangible common equity divided by tangible assets